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                                                                    Exhibit 9(a)


                   TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY
                   AND SHAREHOLDER SERVICING AGENCY AGREEMENT



            THIS AGREEMENT made as of the _____ day of _______________, 1998 by and between MERRILL LYNCH GLOBAL TECHNOLOGY FUND, INC., a Maryland corporation (the "Fund"), and MERRILL LYNCH FINANCIAL DATA SERVICES, INC.
("MLFDS"), a New Jersey corporation.

                                   WITNESSETH:

            WHEREAS, the Fund wishes to appoint MLFDS to be the Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent upon, and subject to, the terms and provisions of this Agreement, and MLFDS is desirous of accepting such appointment upon, and subject to, such terms and provisions:

            NOW THEREFORE, in consideration of mutual covenants contained in this Agreement, the Fund and MLFDS agree as follows:

      1. Appointment of MLFDS as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.

      a. The Fund hereby appoints MLFDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund upon, and subject to, the terms and provisions of this Agreement.

      b. MLFDS hereby accepts the appointment as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund, and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

      2.  Definitions.

      a. In this Agreement:

            (i) The term "Act" means the Investment Company Act of 1940 as amended from time to time and any rule or regulation thereunder;

            (ii) The term "Account" means any account of a Shareholder, or, if the shares are held in an account in the name of Merrill Lynch, Pierce, Fenner & Smith Incorporated for benefit of an identified customer, such account, including a Plan Account, any account under a plan (by whatever name referred to in the Prospectus) pursuant to the Self-Employed Individuals Retirement Act of 1962 ("Keogh Act Plan") and any plan (by whatever name referred to in the Prospectus) in conjunction with Section 401 of the Internal Revenue Code ("Corporation Master Plan");

            (iii) The term "application" means an application made by a Shareholder or prospective Shareholder respecting the opening of an Account;
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            (iv)  The term "MLFD" means Merrill Lynch Funds Distributor,
Inc., a Delaware corporation;

            (v) The term "MLPF&S" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation;

            (vi) The term "Officer's Instruction" means an instruction in writing given on behalf of the Fund to MLFDS, and signed on behalf of the Fund by the President, any Vice President, the Secretary or the Treasurer of the Fund;

            (vii) The term "Prospectus" means the Prospectus and the Statement of Additional Information of the Fund as from time to time in effect;

            (viii) The term "Shares" means shares of stock or beneficial interest, as the case may be, of the Fund, irrespective of class or series;

            (ix) The term "Shareholder" means the holder of record of Shares;

            (x) The term "Plan Account" means an account opened by a Shareholder or prospective Shareholder in respect to an open account, monthly payment or withdrawal plan (in each case by whatever name referred to in the Prospectus), and may also include an account relating to any other plan if and when provision is made for such plan in the Prospectus.

      3. Duties of MLFDS as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.

      a. Subject to the succeeding provisions of the Agreement, MLFDS hereby agrees to perform the following functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund;

            (i)  Issuing, transferring and redeeming Shares;

            (ii) Opening, maintaining, servicing and closing Accounts;

            (iii) Acting as agent for the Fund Shareholders and/or customers of MLPF&S in connection with Plan Accounts, upon the terms and subject to the conditions contained in the Prospectus and application relating to the specific Plan Account;

            (iv) Acting as agent of the Fund and/or MLPF&S, maintaining such records as may permit the imposition of such contingent deferred sales charges as may be described in the Prospectus, including such reports as may be reasonably requested by the Fund with respect to such Shares as may be subject to a contingent deferred sales charge;

            (v) Upon the redemption of Shares subject to such a contingent deferred sales charge, calculating and deducting from the redemption proceeds thereof the amount of such charge in the manner set forth in the Prospectus. MLFDS shall pay, on behalf of MLFD, to MLPF&S such deducted contingent deferred sales charges imposed upon all Shares maintained in the name of MLPF&S, or maintained in the name of an account identified as a customer


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account of MLPF&S. Sales charges imposed upon any other Shares shall be paid by
MLFDS to MLFD.

            (vi) Exchanging the investment of an investor into, or from the shares of other open-end investment companies or other series portfolios of the Fund, if any, if and to the extent permitted by the Prospectus at the direction of such investor.

            (vii) Processing redemptions;

            (viii) Examining and approving legal transfers;

            (ix) Replacing lost, stolen or destroyed certificates representing Shares, in accordance with, and subject to, procedures and conditions adopted by the Fund;

            (x) Furnishing such confirmations of transactions relating to their Shares as required by applicable law;

            (xi) Acting as agent for the Fund and/or MLPF&S, furnishing such appropriate periodic statements relating to Accounts, together with additional enclosures, including appropriate income tax information and income tax forms duly completed, as required by applicable law;

            (xii) Acting as agent for the Fund and/or MLPF&S, mailing annual, semi-annual and quarterly reports prepared by or on behalf of the Fund, and mailing new Prospectuses upon their issue to Shareholders as required by applicable law;

            (xiii) Furnishing such periodic statements of transactions effected by MLFDS, reconciliations, balances and summaries as the Fund may reasonably request;

            (xiv) Maintaining such books and records relating to transactions effected by MLFDS as are required by the Act, or by any other applicable provision of law, rule or regulation, to be maintained by the Fund or its transfer agent with respect to such transactions, and preserving, or causing to be preserved any such books and records for such periods as may be required by any such law, rule or regulation and as may be agreed upon from time to time between MLFDS and the Fund. In addition, MLFDS agrees to maintain and preserve master files and historical computer tapes on a daily basis in multiple separate locations a sufficient distance apart to insure preservation of at least one copy of such information;

            (xv) Withholding taxes on non-resident alien Accounts, preparing and filing U.S. Treasury Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions; and

            (xvi) Reinvesting dividends for full and fractional shares and disbursing cash dividends, as applicable.

      b. MLFDS agrees to act as proxy agent in connection with the holding of annual, if any, and special meetings of Shareholders, mailing such notices, proxies and proxy statements in connection with the holding of such meetings as may be required by applicable law, receiving


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and tabulating votes cast by proxy and communicating to the Fund the results of such tabulation accompanied by appropriate certifications, and preparing and furnishing to the Fund certified lists of Shareholders as of such date, in such form and containing such information as may be required by the Fund.

      c. MLFDS agrees to deal with, and answer in a timely manner, all correspondence and inquiries relating to the functions of MLFDS under this Agreement with respect to Accounts.

      d. MLFDS agrees to furnish to the Fund such information and at such intervals as is necessary for the Fund to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commission, Blue Sky authorities or other governmental authorities.

      e. MLFDS agrees to provide to the Fund such information as may reasonably be required to enable the Fund to reconcile the number of outstanding Shares between MLFDS's records and the account books of the Fund.

      f. Notwithstanding anything in the foregoing provisions of this paragraph, MLFDS agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be contained in an Officer's Instruction.

      4. Compensation.

            The charges for services described in this Agreement, including "out-of-pocket" expenses, will be set forth in the Schedule of Fees attached hereto.

      5. Right of Inspection.

            MLFDS agrees that it will in a timely manner make available to, and permit, any officer, accountant, attorney or authorized agent of the Fund to examine and make transcripts and copies (including photocopies and computer or other electronic information storage media and print-outs) of any and all of its books and records which relate to any transaction or function performed by MLFDS under or pursuant to this Agreement.

      6. Confidential Relationship.

            MLFDS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned, or the Fund, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by the Fund by way of an Officer's Instruction.

      7. Indemnification.

            The Fund shall indemnify and hold MLFDS harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney's fees (provided that such


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attorney is appointed with the Fund's consent, which consent shall not be unreasonably withheld), incurred by it resulting from any claim, demand, action, or suit in connection with the performance of its duties hereunder, provided that this indemnification shall not apply to actions or omissions of MLFDS in cases of willful misconduct, failure to act in good faith or negligence by MLFDS, its officers, employees or agents, and further provided, that prior to confessing any claim against it which may be subject to this indemnification, MLFDS shall give the Fund reasonable opportunity to defend against said claim in its own name or in the name of MLFDS. An action taken by MLFDS upon any Officer's Instruction reasonably believed by it to have been properly executed shall not constitute willful misconduct, failure to act in good faith or negligence under this Agreement.


      8. Regarding MLFDS.

      a. MLFDS hereby agrees to hire, purchase, develop and maintain such dedicated personnel, facilities, equipment, software, resources and capabilities as may be reasonably determined by the Fund to be necessary for the satisfactory performance of the duties and responsibilities of MLFDS. MLFDS warrants and represents that its officers and supervisory personnel charged with carrying out its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund possess the special skill and technical knowledge appropriate for that purpose. MLFDS shall at all times exercise due care and diligence in the performance of its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund. MLFDS agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such special skill and technical knowledge.

      b. MLFDS warrants and represents that it is duly authorized and permitted to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent under all applicable laws and that it will immediately notify the Fund of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.

      9.  Termination.

      a. This Agreement shall become effective as of the date first above written and shall thereafter continue from year to year. This Agreement may be terminated by the Fund or MLFDS (without penalty to the Fund or MLFDS) provided that the terminating party gives the other party written notice of such termination at least sixty (60) days in advance, except that the Fund may terminate this Agreement immediately upon written notice to MLFDS if the authority or permission of MLFDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent has been revoked or if any proceeding or other action which the Fund reasonably believes will lead to such revocation has been commenced.

      b. Upon termination of this Agreement, MLFDS shall deliver all unissued and cancelled stock certificates representing Shares remaining in its possession, and all Shareholder records, books, stock ledgers, instruments and other documents (including computerized or other electronically stored information) made or accumulated in the performance of its duties as


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Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for
the Fund along with a certified locator document clearly indicating the complete contents therein, to such successor as may be specified in a notice of termination or Officer's Instruction; and the Fund assumes all responsibility for failure thereafter to produce any paper, record or documents so delivered and identified in the locator document, if and when required to be produced.

      10.  Amendment.

            Except to the extent that the performance by MLFDS or its functions under this Agreement may from time to time be modified by an Officer's Instruction, this Agreement may be amended or modified only by further written Agreement between the parties.

      11.  Governing Law.

            This Agreement shall be governed by the laws of the State of New Jersey.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers and their respective corporate seals hereunto duly affixed and attested, as of the day and year above written.

                        MERRILL LYNCH GLOBAL TECHNOLOGY FUND, INC.


                        By:_________________________________________
                              Name:
                              Title:



                        MERRILL LYNCH FINANCIAL DATA SERVICES, INC.


                        By:__________________________________________
                              Name:
                              Title:


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                                Schedule of Fees



The Fund will pay to MLFDS:

1) For all accounts other than those detailed below an annual fee of $11.00 per Class A and Class D Shareholder Account and $14.00 per Class B and Class C Shareholder Account. Additionally, a $.20 monthly closed account charge will be assessed to all accounts which close during the calendar year. Application of this fee will commence the month following the month the account is closed. At the end of the calendar year, the closed account fee will be waived.

2) For ERISA accounts held in the MFA program or any other program requiring equalization under ERISA, the Fund will pay an annual fee equal to 10 basis points on the net assets in these accounts instead of the per account charge.

3) For "Large" and "Mid" Market employee benefit plan accounts, the Fund will pay an annual fee of $11.00 per Class A and Class D Shareholder Account and $14.00 per Class B and Class C Shareholder Account plus $1.00 per transaction.

4) For "Small" market employee benefit plan accounts, the Fund will pay per each shareholder account based on the following schedule:

       Account Size                 Base Fee                Transactions
       ------------                 --------                ------------
         <$1,000                     $7.00                      0.00
      $1,000<$2,500                  $11.00                     0.00
         >$2,500                     $11.00                     1.00

Additionally, the Fund will reimburse MLFDS for the out-of-pocket expenses incurred pursuant to this Agreement.


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